CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS FIRST QUARTER FISCAL YEAR 2009 RESULTS
- 1st Quarter record EPS of $0.43 increase of 169% from prior year 1st quarter adjusted EPS* -
- Biomaterial Sales of $12.7 million, increase of 25% from the prior year 1st quarter -
- Operating cash flow of $10.3 million in the quarter -

EXTON, PA, October 23, 2008 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported the results for its first quarter of fiscal year 2009.

First Quarter Results

Revenues: Sales and Royalties. Total revenues increased 14% to $20.1 million in the Company’s first fiscal quarter ended September 30, 2008, from $17.6 million in the comparable prior fiscal year period.

Net sales increased 17% to $13.5 million in the first fiscal quarter of fiscal 2009 from $11.5 million in the first quarter of fiscal 2008. Net sales of biomaterials products increased 25%, to $12.7 million from $10.2 million in the comparable prior year period, due to strong sales in both orthopaedic and cardiovascular product lines. Orthopaedic sales increased 30%, to $8.0 million from $6.1 million in the prior year period, primarily due to increased sales of products in the Company’s sports medicine and spine product portfolios. Cardiovascular sales of $4.0 million, consisting of sales of vascular closure product components to St. Jude Medical, increased 4%, from $3.8 million in the prior year period.

The first quarter of fiscal 2009 represented the first full quarter of endovascular product sales to Spectranetics (NASDAQ: SPNC) following the Company’s completion of the sale of its endovascular business in May 2008. As anticipated and previously announced, these sales are at a reduced transfer price compared to the direct to market price reflected in the Company's historical sales figures. As a result of this reduced transfer price, sales of endovascular products during the quarter decreased 42% to $792,000 from $1.4 million in the prior year period, although overall net unit sales to Spectranetics increased compared to prior year end-user unit sales.

Royalty income increased 10% to $6.7 million in the first fiscal quarter of fiscal 2009 compared to $6.1 million in the comparable prior year period. Royalty income in the first fiscal quarter of fiscal 2009 included $5.2 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (NASDAQ: VITA). Angio-Seal royalties were up 4% from the comparable quarter of the prior fiscal year, while Orthovita royalties increased 38%. The recent successful introduction of the new VITOSS® Bioactive Foam products, as well as the continued good performance of existing VITOSS® FOAM products by Orthovita in the end-user marketplace, contributed to the royalty growth.

“We are pleased to report an excellent start to our fiscal year 2009 with total revenue of $20.1 million, record earnings and over $10 million in operating cash flow. These results were driven by strong orthopaedic product sales and by Orthovita royalties, which increased 38% in the quarter,” commented Joe Kaufmann, President and CEO of the Company.

Earnings Per Share. First quarter diluted earnings per share of $0.43 represented an increase of 169% when compared with the $0.16 adjusted diluted earnings per share* for the same period in fiscal 2008. Adjusted diluted earnings per share for the first quarter of fiscal 2008 exclude after-tax charges of $2.2 million, or $0.17 per share, for the acceleration of stock awards and discontinuation of the Company’s embolic protection platform. Including these items, the 2008 first quarter reported diluted loss per share was ($0.02).

Diluted earnings per share exceeded the high end of our previous guidance range of $0.37 to $0.38 related to several factors including better than expected sales and royalties of approximately $150,000, or $0.01 per share tax-effected, and lower than anticipated operational expenses of approximately $500,000, or $0.03 per share tax effected. The variance in expenses was partially due to a $220,000 favorable mark-to-market adjustment on outstanding Stock Appreciation Rights. In addition, we recognized a previously unanticipated $180,000, or $0.01 per share tax-effected, in other income primarily attributable to final settlement of outstanding items related to our Opportunity Grant Program of the Department of Community and Economic Development of the Commonwealth of Pennsylvania.

Tax-effected equity compensation expense was $0.02 per share for the period ended September 30, 2008. In the period ended September 30, 2007, the total tax-effected impact on earnings per share of equity compensation expense was $0.20, of which $0.16 related to the acceleration of stock awards and $0.04 related to equity compensation expense prior to the acceleration, as well as a mark-to-market adjustment on outstanding Stock Appreciation Rights.

During the quarter, the Company generated cash from operations of $10.3 million and reported $77.9 million of cash and interest bearing investment balances and total debt of $33.8 million at September 30, 2008.

* Diluted earnings per share excluding after-tax special charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

The following chart presents a summary reconciliation of the Company’s earnings per share for the three months ended September 30, 2008, and the adjusted earnings per share for the comparable period of the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Three Months Ended September 30		Year over Year %
($ millions, except per share data)	2008	2007	Change
Data as Reported:
Pre-tax Income (Loss), As Reported	$7.9	($0.3)	n/m
Adjust for:
Discontinuation of Embolic Protection	-	$0.3	n/m
Acceleration of Stock Awards	-	$3.0	n/m
Pre-tax Income, As Adjusted	$7.9	$3.0	162%
Earnings Per Share, As Adjusted	$0.43	$0.16	169%

Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense (1st Quarter of Fiscal 2008 prior to acceleration)	$0.3	$0.7	(59%)
Equity Compensation Related to Acceleration of Stock Awards	-	$3.0	n/m
Total Equity Compensation Expense	$0.3	$3.7	(92%)
Equity Compensation Expense Per Share (net of tax)	$0.02	$0.20	(90%)

Supplemental Sales Data. Sales for the first quarter of fiscal 2009 increased to $13.5 million up from $11.5 million in the prior fiscal year period. Additional details are summarized below.

	Three Months Ended September 30,		Year over Year % Change
($ millions)	2008	2007
Orthopaedic Products	$8.0	$6.1	30%
Cardiovascular Products	$4.0	$3.8	4%
Endovascular Products	$0.8	$1.4	(42%)
Other Products	$0.7	$0.2	229%
Total Net Sales -	$13.5	$11.5	17%

Guidance for Fiscal Quarter Ending December 31, 2008 (Second Quarter of Fiscal 2009)

For the second quarter of fiscal 2009, the Company believes that its net sales will be in a range of $13.4 to $13.8 million, representing a 2% to 5% increase from the prior year period. Royalties are expected to be in the range of $6.9 to $7.0 million, a 6% to 8% increase from the prior year period. Total revenues are anticipated to be in the range of $20.4 to $20.9 million, including approximately $100,000 in milestone income, a 4% to 6% increase from the prior year period.

As recently announced, the Company has accomplished the first milestone under the Spectranetics Research and Development Agreement, completing the development of the next generation Safe-Cross® System, which resulted in a $1 million payment in October 2008. The Company will begin recognizing revenue related to this milestone during its second fiscal quarter.

The Company expects fiscal 2009 second quarter diluted earnings per share of $0.40 to $0.42 per share, an increase of 90% to 100% compared to diluted earnings per share of $0.21 for the same period of fiscal year 2008. This significant improvement from prior year is primarily due to increased biomaterial sales and royalties coupled with the elimination of the endovascular sales and marketing expenses partially offset by an increase in biomaterials research and development expenses. Included within the second quarter of fiscal 2009 diluted earnings per share is approximately $275,000, or $0.02 per share, of tax benefits relating to the retroactive effect of the R&E Tax Credit on the Company’s tax provision.

Updated Guidance for Fiscal Year Ending June 30, 2009 (Fiscal 2009)

For fiscal 2009, the Company is estimating diluted earnings per share to be in the range of $1.62 to $1.69, which is slightly higher than previous guidance. This increase is primarily due to the retroactive impact of the R&E Tax Credit. Net sales are currently estimated to be in a range of $55.0 to $56.0 million and royalties of approximately $28.0 to $29.0 million.

Share Repurchase Update. During the first quarter ended September 30, 2008, the Company did not repurchase any shares of its common stock.  On September 25, 2007, the Board approved a $25 million repurchase plan, which allows for up to $25 million of our Common Stock to be repurchased, and has no expiration. As of September 30, 2008, there was approximately $573,000 remaining to be used for repurchase under this program. On June 23, 2008, the Company announced that its board of directors had approved a new $10 million stock repurchase program to provide it with more flexibility to buy its own shares. The new program allows the Company to repurchase up to an additional $10 million of its issued and outstanding shares of Common Stock and also has no expiration. As of September 30, 2008 no repurchases had been made under this plan. Kensey Nash Corporation plans to repurchase its shares for cash, from time to time in the open market, through block trades or otherwise. Neither repurchase program requires the Company to purchase any specific dollar value or number of shares, and neither program has a specified expiration date. Any purchases under the programs will depend on market conditions and may be commenced or suspended at any time or from time to time without prior notice. As of September 30, 2008, the Company had approximately 11,892,708 shares of Common Stock outstanding.

Research and Experimentation Tax Credit.  As previously disclosed, the Company was unable to claim the Research and Experimentation (R&E) Tax Credit and record the related tax benefits for the second half of fiscal 2008 and first quarter of fiscal 2009. Therefore, the first quarter of fiscal 2009 effective tax rate of approximately 33% excludes the tax benefit the Company would have received from the credit extension.

As a result of the October 2008 Congressional approval of an extension of the R&E Tax Credit, the Company will record retroactive adjustments to its tax provision during its second fiscal quarter ending December 31, 2008. The adjustments will reflect the fact that the legislation is retroactive to January 1, 2008, and therefore will reduce the Company’s effective tax rate to approximately 29% for the second quarter. The Company anticipates its effective tax rate for each of the third and fourth quarters of fiscal 2009 to be approximately 33%, including the related quarter’s R&E Tax Credit effect on the tax provision.

* Diluted earnings per share excluding after-tax special charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will host a conference call on Thursday, October 23, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 612-332-0634. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Thursday, October 23, 2008 at 11:00 a.m. Eastern Time through Thursday, October 30, 2008 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 965196.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company has also developed and commercialized a series of innovative endovascular products and recently completed the sale of this product line to Spectranetics Corporation. In conjunction with the sale transaction, the Company will continue to manufacture and develop these products for Spectranetics for a period of time. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including, the forecasts for the second quarter of fiscal 2009 and the full year fiscal 2009. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received) and Spectranetics’ success in selling the ThromCat and SafeCross products, as well as competition from other technologies, the Company's success in distributing its products into the marketplace, the Company's dependence on four major customers (St. Jude Medical, Arthrex, Orthovita and Spectranetics) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months
	Ended September 30,
	2008	2007
Revenues:
Net sales
Biomaterial sales	$12,671,939	$10,167,299
Endovascular sales	791,786	1,364,230
Total net sales	13,463,725	11,531,529
Royalty income	6,685,958	6,070,888
Total revenues	20,149,683	17,602,417
Operating costs and expenses:
Cost of products sold	5,713,455	5,644,149
Research and development	4,423,749	4,932,003
Selling, general and administrative	2,285,599	7,576,590
Total operating costs and expenses	12,422,803	18,152,742
Income (Loss) from operations	7,726,880	(550,325)
Interest and other income, net	127,819	226,343
Pre-tax income (loss)	7,854,699	(323,982)
Income tax expense (benefit)	2,607,142	(101,640)
Net income (loss)	$5,247,557	$(222,342)
Basic earnings (loss) per share	$0.45	$(0.02)
Diluted earnings (loss) per share	$0.43	$(0.02)
Weighted average common shares outstanding	11,767,792	11,967,302
Diluted weighted average common shares outstanding	12,299,890	11,967,302

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2008	June 30,
	(Unaudited)	2008
Assets
Current assets:
Cash, cash equivalents and investments	$77,948,228	$63,496,141
Trade receivables	4,962,625	6,617,156
Other receivables	6,923,923	9,030,699
Inventory	10,421,558	9,270,864
Prepaids and other assets	2,027,844	1,859,958
Deferred tax asset, current	4,395,927	4,277,864
Total current assets	106,680,105	94,552,682
Property, plant and equipment, net	59,133,633	59,598,308
Other non-current assets	7,849,914	8,277,574
Total assets	$173,663,652	$162,428,564

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$9,313,777	$8,972,222
Current portion of debt	1,399,997	1,399,997
Deferred revenue	491,748	601,131
Other Current Liabilities	605,634	686,267
Total current liabilities	11,811,156	11,659,617
Long term portion of deferred revenue	123,491	304,939
Long term portion of debt	32,433,333	32,783,333
Deferred tax liability, non-current	564,458	420,598
Other non-current liabilities	2,774,887	2,690,421
Total stockholders' equity	125,956,327	114,569,656
Total liabilities and stockholders' equity	$173,663,652	$162,428,564

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Earnings Per Share Reconciliation

	Three Months Ended	Three Months Ended	Year over Year % Change
	September 30, 2008	September 30, 2007

Earnings (Loss) Per Share - GAAP	$0.43	$(0.02)
Special Charges (a)	-	0.17
Adjusted Diluted Earnings Per Share	$0.43	$0.16	169%

(a) Diluted earnings per share for the first quarter of fiscal year 2008 included $3.0 million in charges ($2.0 million in after-tax charges, or $0.16 per share tax-effected), for the acceleration of stock awards, and approximately $324,000 in charges ($215,000 in after-tax charges, or $0.02 per share tax-effected), related to the discontinuation of the Company’s embolic protection platform.

	Fiscal Year Ending		Fiscal Year Ended	Year over Year % Change
	June 30, 2009		June 30, 2008
	Range			Range
	Low	High		Low	High
Diluted Earnings Per Share - GAAP	$1.62	$1.69	$0.38
Special Charges (b)			0.61
Adjusted Diluted Earnings Per Share	$1.62	$1.69	$0.99	64%	71%

(b) Diluted earnings per share for fiscal year 2008 includes after-tax charges of $2.0 million, or $0.16 per share, for the acceleration of stock awards, approximately $215,000, or $0.02 per share, of charges related to the discontinuation of the Company’s embolic protection platform, both of which were incurred during the first quarter of fiscal 2008, and $5.4 million, or $0.43 per share, related to the sale of the Company’s endovascular business during the fourth quarter of fiscal year 2008.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of adjusted earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.